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                                                                      EXHIBIT 16

                    [Letterhead of Samuel F. May Jr., C.P.A.]


April 12, 2001

Securities and Exchange Commission
Washington, DC  20549

Gentlemen:

We are in agreement with the statements made by Technology Ventures Group, Inc. in the attached Form 10-KSB for the year ended December 31, 2001 regarding the change in registrant's independent public accountants.

Samuel F. May Jr.
Certified Public Accountant